Exhibit 10.12

Employment Contract

between

AXIS Re Limited, Dublin

Alexandra House, The Sweepstakes, Ballsbridge, IRL 4 Dublin

(hereinafter the "Employer")

and

Dr. Karl Josef Mayr

Jenatschstrasse 5, CH 8002 Zurich

(hereinafter the "Employee")

(hereinafter the "Contract")

*****

WHEREAS:

The Employee is currently employed within the AXIS group of companies (hereinafter the "AXIS Group") in the function as Senior Vice-President of AXIS Re Speciality, Bermuda, based on an employment contract dated August 1, 2003.

It being understood that the above mentioned employment contract as of August 1, 2003 and all amendments thereto will be replaced by this Contract.

The parties hereby conclude an employment agreement, subject to the following terms and conditions and to the Swiss Code of Obligations:

1

Employment. The Employee is employed as Chief Executive Officer (CEO) and President of the Employer's Zurich Branch, AXIS Re Limited, Dublin, Zurich Branch, Stockerhof, Dreikönigstrasse 31a, 8002 Zurich (the branch hereinafter referred to as the "Zurich Branch", and the Employee's function hereinafter referred to as "CEO of Zurich Branch").

2

Term. The employment begins on October 1, 2003. Subject to the provisions of the Swiss Code of Obligations, this Contract can be terminated from either side to each anniversary date with a 120 days advance notice. The first date to which the contract can be terminated is October 1, 2005.

3

Position, Responsibilities. In his capacity as CEO of Zurich Branch, the Employee will manage the day to day operations and activities of the Zurich Branch and will be responsible for the whole operational business, i.e. for all continental European reinsurance activities as well as for all other reinsurance activities of the Employer and the entire AXIS Group executed through the Zurich Branch.

The position includes taking over comprehensive responsibility for the assigned business area within the AXIS Group as well as the responsibility for all co-employees of the Zurich Branch in any aspect.

The Employee will, in particular, be responsible for:

Building a continental European Reinsurance operation to develop and service our European reinsurance clients. As a start up operation, this will include securing space, services and equipment, and staffing the Zurich office.

The Employee will be appointed and registered in the Commercial Register as CEO of Zurich Branch ("Zweigniederlassungsleiter").

4

Performance of Duties. The Employee undertakes to attend to his contractual duties for the Employer consistent with his position hereunder, including, as the case may be, with the business regulations of the Employer and applicable regulations of the AXIS Group, and in any event punctually and conscientiously in all respects and to devote his full working time to the furtherance of the interests of the Employer. The Employee may not pursue any other professional or commercial activity for his own benefit or that of any third party during the term of his employment, except with the prior written consent of the Employer or upon instruction of his superior within the AXIS Group.

5

Accountability and Competence. The Employee will report directly to the President and CEO of Axis Specialty Holdings, Ltd currently being Mr. John R. Charman. The Employer reserves the right to change reporting lines at any time by giving written notice to the Employee.

6	Compensation and Related Matter. As compensation for his services, the Employee will be provided with the following:

a)

Salary. The Employee is entitled to an annual base salary (gross salary per annum) of CHF 617'772.-- payable in 12 monthly instalments at the end of each calendar month (and as the case may be pro rata for the number of calendar days of his employment).

b)

Bonus Plan. A year-end bonus will be paid at the discretion of the Compensation Committee of the Board of Directors of the Employer. The Employee is entitled to a guaranteed bonus for the financial year 2003 (to be paid in January 2004) of CHF 177'609.--. The bonus target is 60% of the base salary, based on company performance and individual performance.

c)

Deductions and Set-Off. The Employer reserves the right in its absolute discretion to deduct from or set-off with the Employee's pay any sums which the Employee may owe to the Employer, including, without limitation, any overpayments or loans made to him or losses suffered by the Employer as a result of his negligence or breach of Employer rules issued from time to time.

7

Insurance, Life Assurance Scheme, Pension Plan, etc. The Employee will benefit, subject as the case may be to related deductions from his salary payments, from insurance coverage, a pension scheme, sick pay etc. as required to be provided by an employer under Swiss law and, to the extent such coverage and/or benefits exceed what is required under Swiss law, from the related programs and coverage generally provided by related plans of the AXIS Group as applicable to employees with a position, responsibilities and the duration of service etc. corresponding to such of the Employee.

The Employee benefits from the customary health benefits.

The Employee is entitled to 15% company contribution with regard to his pension plan.

8	Benefits. The Employee is entitled to the customary benefits available to senior executives of the Company.

9	Other Compensation, Perquisites, Allowances. The Employee is entitled to a flat and coverage of associated expenses for a period of 12 months from date of hire.

The Employee is entitled to a company car leased or purchased by the Employer.

The Employee is further entitled to the coverage of one (1) club membership.

10

Hours of Work. The Employee shall devote his full time and attention to carrying out his duties and responsibilities as CEO of Zurich Branch. The Employee acknowledges that in his function as CEO of Zurich Branch he will not be paid for any hours worked in excess of standard 40 weekly working hours in Switzerland. The salary of the Employee as set forth in this employment agreement covers the remuneration of any extra hours.

11	Vacation and Holidays. The Employee is entitled to 25 working days of vacation per calendar year. In addition, he is entitled to the public bank holidays qualifying as such in the Canton of Zurich.

12

Expenses. Expenses reasonably and properly incurred by the Employee in the proper performance of his duties will be reimbursed by the Employer on the basis of appropriate accounting therefor and according to the policy of the Employer.

13

Confidentiality. The Employee shall maintain strict confidentiality about all matters relating to the Employer, the AXIS Group, the Zurich Branch, its business and its customers during and after termination of the employment relationship. Following the termination of the employment relationship, the Employee has to return all papers, files, drafts, drawings and notes and other documents, which relate to his employment, to the Employer, to the Zurich Branch or generally to the AXIS Group, and upon demand has to provide a written confirmation that he has done so.

14

Non Competition. The Employee agrees that for a period of 1 year after termination of this Contract he will refrain from directly or indirectly working for, or otherwise participating in, any business that is complementary or competes with the business of the Employer and/or the Zurich Branch within Europe. During the non-compete period the Employee will receive the full base salary as defined under clause 6 (a) of this Agreement incl. the benefits under clauses 7, 8 and 9 of this Agreement. In case of breach of this non-competition clause the Employee shall pay a conventional penalty of his annual salary in CHF.

15

Acceptance of Gifts. The Employee may not, without prior written consent of the Employer, accept any cash payments as gifts and/or any other gift and/or favour of whatever kind from any customer, client or supplier of the Employer, whether already existing as such or prospective, which in value or nature exceed the standards set by the Employer orally or in writing.

16

Data Transfer. The Employee acknowledges that the Employer holds personal information about him, including details of his name, address, salary and other benefits, health and sickness, work record and next of kin for administrative purposes in connection with his employment. The Employee understands that this information may be made available to other companies within the AXIS Group. By signing this agreement, the Employee expressly consents to the collection and use of such information in accordance with this section.

17            Applicable Law and Jurisdiction.  This Agreement is subject to the laws of Switzerland.  All conflicts arising out of this Contract shall be brought to the competent courts of the Canton of Zurich, Switzerland.

Bermuda	, this November 12, 2003

AXIS Re Limited

/s/ Dr. Karl Mayr
Dr. Karl Mayr